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                            STERLING COMMERCE, INC.                 EXHIBIT 11.1
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
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                                              THREE MONTHS          NINE MONTHS
                                          ENDED JUNE 30, 1997   ENDED JUNE 30, 1997
                                          -------------------   -------------------
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Primary:
Average shares outstanding..............          89,492               81,516
Net effect of dilutive stock
 options-based on the treasury stock
 method using average market price......                                2,150
                                                 -------              -------
Total...................................          89,492               83,666
                                                 =======              =======

Net income (loss).......................         $(7,476)             $27,401
                                                 =======              =======

Per share amount........................         $  (.08)             $   .33
                                                 =======              =======

Fully diluted:
Average shares outstanding..............          89,492               81,516
Net effect of dilutive stock
 options-based on the treasury stock
 method using the higher of average or
 quarter-end market price...............                                2,564
                                                 -------              -------
Total...................................          89,492               84,080
                                                 =======              =======

Net income (loss).......................         $(7,476)             $27,401
                                                 =======              =======

Per share amount........................         $  (.08)             $   .33
                                                 =======              =======
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Computational Note:

     In connection with the computation of loss per share for the three months ended June 30, 1997, all otherwise dilutive common share equivalents have been excluded because the impact on the Company's net loss per share is anti-dilutive. In the absence of this net loss, 1,936 and 2,633 additional dilutive common share equivalents would be included in the computation of primary and fully-diluted earnings per share, respectively.